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                                                                     EXHIBIT 3.7

                                                                          [SEAL]

                          CERTIFICATE OF INCORPORATION

                                       OF

                                ACI AMERICA, INC.

          FIRST:  The name of the Corporation is ACI America, Inc.

          SECOND: The Corporation's registered office in Delaware is at 100 West Tenth Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          THIRD: The nature of the business of the Corporation and its purpose is to engage, directly or indirectly, in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, whether alone, with others through wholly or partially owned subsidiaries, as a partner (limited or general) in any partnership, as a joint venturer in any joint venture or otherwise; and in general, to perform any and all acts connected with, arising from or incidental to any business carried on by the Corporation, and to do all acts necessary, proper or convenient to accomplish its purposes.

          The Corporation shall be authorized to exercise and enjoy all powers, rights and privileges conferred upon corporations by the laws of the State of Delaware as in force from time to time.

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          FOURTH:  The total number of shares of stock which the Corporation shall have the authority to issue is one thousand (1,000) shares of Common Stock, without par value.

          FIFTH: The name and mailing address of the incorporator is as follows:

          Name                       Mailing Address
          ----                       ---------------

          Louis Begley               299 Park Avenue
                                     New York, New York 10171

          SIXTH: The following provisions relate to the management of the business and the conduct of the affairs of the Corporation, and are inserted for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders;

          (a) The number of directors of the Corporation shall be fixed and may be altered from time to time and vacancies in the Board of Directors (including new directorships) may be filled and directors may be removed as provided in the By-Laws. The election of directors may be conducted in any way approved by the stockholders or directors, if the By-Laws so provide, at the time at which the election is held and need not be by ballot.

          (b) The stockholders and the directors shall have the power, if the By-Laws so provide, to hold their respective meetings within or without the State of Delaware; the Corporation may have one or more offices within or without the State of Delaware and may (except as otherwise required by statute) keep its books outside the State of Delaware, at such places as from time to time may be designated by the By-Laws or the Board of Directors.

          (c) The Board of Directors may authorize and cause to be executed mortgages, deeds of trust, pledges and liens upon the real and personal property of the Corporation, without limitation as to amount or otherwise.

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          (d) The Board of Directors shall have the power to make, alter, amend or repeal the By-Laws of the Corporation except to the extent that the By-Laws otherwise provide.

          (e) The Board of Directors may determine, from time to time, the amount of compensation which shall be paid to its members. The Board shall also have power, in its discretion, to provide for and to pay directors rendering services to the Corporation in addition to their usual and customary duties as directors, special compensation appropriate to the value of such services as determined by the Board of Directors from time to time.

          (f) All corporate powers and authority of the Corporation (except as at the time otherwise provided by statute, by this Certificate of Incorporation or by the By-Laws) shall be vested in and exercised by the Board of Directors.

          SEVENTH: The Corporation shall, to the extent required, and may, to the extent permitted, by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify and reimburse all persons whom it may indemnify and reimburse pursuant thereto.

          EIGHT: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the law of the State of Delaware, and all rights conferred upon stockholders herein, are granted subject to this reservation.

          I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation in pursuance of the General Corporation Law of the State of

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Delaware, do make and file this Certificate, hereby declaring and certifying, under the penalties of perjury, that the facts herein stated are true, and accordingly have hereunto set my hand this 11th day of January, 1982.

                                                        /s/ Louis Begley
                                                     --------------------------

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STATE OF NEW YORK  )
                   )    ss.:
COUNTY OF NEW YORK )

          BE IT REMEMBERED, that on this 11th day of January 1982, personally came before me Anastasia Krause, a Notary Public for the State of New York, Louis Begley the party to the foregoing Certificate of Incorporation, known to me personally to be such, and acknowledged the said Certificate to be his act and deed and that the facts therein stated are true.

          GIVEN under my hand and seal of office the day and year aforesaid.

                                                       /s/ Anastasia Krause
                                                     ---------------------------
                                                            Notary Public

                                                                          [SEAL]

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